Exhibit 99.1

TranSwitch Announces Completion of

Public Offering of Common Stock

SHELTON, CT – March 3, 2006 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of high-speed semiconductor solutions for voice, data and video communications, today announced that the completion of the offering for shares of its common stock resulted in the total sale of 13,766,667 shares, with proceeds to TranSwitch, after placement agency fees and expenses, of $18.9 million. The shares were offered under TranSwitch’s previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission (SEC) on April 20, 2004 and a final prospectus supplement dated February 27, 2006.

Thomas Weisel Partners LLC acted as lead placement agent and Pacific Growth Equities, LLC acted as co-placement agent for the offering. Copies of the final prospectus supplement can be obtained by contacting Thomas Weisel Partners LLC, One Montgomery Street, Suite 3700, San Francisco, California 94104; telephone: (415) 364-2500.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus.

About TranSwitch

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company.

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Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

3 Enterprise Dr.

Shelton, CT 06484

203.929.8810 X2427